UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2007

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Credit Facility with KeyBank National Association and other Lenders

On December 21, 2007, NetScout Systems, Inc. (the “Company”) entered into certain credit facilities with KeyBank National Association (“KeyBank”) and a syndicate of lenders pursuant to a Credit and Security Agreement, dated as of December 21, 2007, by and among the Company, KeyBank, as lead arranger, sole book runner and administrative agent, Silicon Valley Bank and Wells Fargo Foothill, LLC, as co-syndication agents, and Comerica Bank, as documentation agent, and the Lenders party thereto (the “Credit Agreement”). The Credit Agreement provides the Company with a $100,000,000 term loan facility and a $10,000,000 revolving credit facility. The revolving credit facility includes a swing line loan facility of up to $2,000,000 and a letter of credit facility of up to $5,000,000. On the same date, the Company drew down all of the term loan facility and used the proceeds of such loan and cash on hand to redeem all of the Company’s outstanding Senior Secured Floating Rate Notes due 2012 as more fully described below. The credit facilities mature on December 20, 2012.

At the Company’s election, revolving loans and the term loan under the Credit Agreement bear interest at either (1) a rate per annum equal to the greater of KeyBank’s prime rate or 0.5% in excess of the federal funds effective rate (the “Alternative Base Rate”) or (2) the one-, two-, three-, or six-month per annum London InterBank Offered Rate (LIBOR), as selected by the Company, multiplied by the statutory reserve adjustment (collectively, the “Eurodollar Rate”), in each case plus an applicable margin. From December 21, 2007 until February 29, 2008, the applicable margin for Alternative Base Rate loans will be 175 basis points and 300 basis points for Eurodollar rate loans. Beginning with the delivery of the Company’s financial statements for the quarter ended December 31, 2007, the applicable margin will vary depending on the Company’s leverage ratio, ranging from 175 basis points for Alternative Base Rate loans and 300 basis points for Eurodollar Rate loans if the Company’s consolidated leverage ratio is 2.50 to 1.00 or higher, down to 75 basis points for Alternative Base Rate loans and 200 basis points for Eurodollar Rate loans if the Company’s consolidated leverage ratio is 1.00 to 1.00 or less. Swing line loans will bear interest at the Alternative Base Rate. The Company’s consolidated leverage ratio is the ratio of its total funded debt compared to its consolidated adjusted EBITDA. Consolidated adjusted EBITDA includes certain adjustments, including without limitation, adjustments relating to restructuring charges, deferred revenue revaluation and assumed synergies in connection with the previously announced acquisition of Network General Corporation, certain historical EBITDA amounts of Network General Corporation prior to its acquisition by the Company, certain non-cash charges not related to such acquisition, and certain non-cash stock-based expenses, all as set forth in detail in the definition of Consolidated EBITDA in the Credit Agreement.

Commitment fees on the average daily unused portion of the $10,000,000 credit facility are payable at rates per annum ranging from 50 to 20 basis points, depending on the Company’s consolidated leverage ratio. From December 21, 2007 until February 29, 2008, the commitment fee will be 50 basis points. Beginning with the delivery of the Company’s financial statements for the quarter ended December 31, 2007, the commitment fee will vary depending on the Company’s leverage ratio, ranging from 50 basis points if the Company’s consolidated leverage ratio is 2.50 to 1.00 or higher, down to 20 basis points if the Company’s consolidated leverage ratio is 1.00 to 1.00 or less.

Letter of credit participation fees are payable to each lender on the amount of such lender’s letter of credit exposure, during the period from the effective date of the Credit Agreement to the date which is the later of (i) the date on which such lender’s commitment terminates or (ii) the date on which such lender ceases to have any letter of credit exposure, at a rate per annum equal to the applicable margin for Eurodollar Rate loans. Additionally, the Company will pay a fee to the fronting lender only, currently KeyBank, equal to  1/8th of one percent of the face amount of any drawn letter of credit.

Interest on Alternate Base Rate loans is payable at the end of each calendar quarter. Interest on Eurodollar Rate loans is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the period is longer than three months.

Payments of principal on the term loans commence on March 31, 2008 and will be made in regular quarterly installments as set forth below with the balance thereof payable in full on December 20, 2012:

Year and Date	March 31	June 30	September 30	December 31
2008	$1,250,000	$1,250,000	$1,250,000	$1,250,000
2009	$2,500,000	$2,500,000	$2,500,000	$2,500,000
2010	$2,500,000	$2,500,000	$2,500,000	$2,500,000
2011	$3,750,000	$3,750,000	$3,750,000	$3,750,000
2012	$3,750,000	$3,750,000	$3,750,000	—

The Credit Agreement contains provisions for mandatory prepayments from a portion of excess cash flow, from a portion of any equity offerings by the Company, from the net cash proceeds of certain indebtedness incurred by the Company, and from asset sales, subject to certain exceptions. The Company may also prepay loans under the Credit Agreement, including the term loan, at any time, without penalty, subject to certain notice requirements.

As security under the Credit Agreement, the loans are guaranteed by each of the Company’s domestic subsidiaries and are secured by all of the assets of the Company and its domestic subsidiaries, as well as 65% of the capital stock of the Company’s foreign subsidiaries directly owned by the Company and its domestic subsidiaries. The Credit Agreement generally prohibits, with certain exceptions, any other liens on the assets of the Company and its subsidiaries, subject to certain exceptions as described in the Credit Agreement.

The Credit Agreement contains certain covenants applicable to the Company and its subsidiaries, including, without limitation, limitations on additional indebtedness, liens, various fundamental changes (including dispositions of assets and mergers), dividends and distributions, capital expenditures, investments (including acquisitions and investments in foreign subsidiaries), transactions with affiliates, sale leaseback transactions, hedge agreements, payment of junior financing, changes in business, and other limitations customary in senior secured credit facilities. In addition, the Company is required to maintain certain consolidated leverage and consolidated fixed charge ratios. These covenants and limitations are more fully described in the Credit Agreement.

The Credit Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform certain obligations under the Credit Agreement and related documents, defaults in certain other indebtedness, certain insolvency events, certain events arising under ERISA, a change of control and certain other events. Upon an event of default, the Agent, with the consent of, or at the request of, the holders of 51% in principal amount of the loan commitments may accelerate maturity of the loans and enforce remedies under the Credit Agreement and related documents.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Redemption of Senior Secured Floating Rate Notes due 2012

On December 21, 2007, the Company voluntarily redeemed all of its outstanding Senior Secured Floating Rate Notes due 2012 (the “Notes”) at par plus accrued interest using the proceeds of the term loan described above and cash on hand. In connection with such redemption, the Company terminated (i) the Indenture, dated as November 1, 2007, by and among the Company, the Guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), pursuant to which the Notes were issued, (ii) the Registration Rights Agreement, dated as of November 1, 2007, by and among the Company and Silver Lake Partners, L.P. and certain of its affiliates, TPG Starburst III, LLC and certain of its affiliates, and Integral Capital Partners VI, L.P. (the “Noteholders”), granting certain registration rights with respect to the Notes, and (iii) the Security Agreement, dated as of November 1, 2007, by the Company and the Guarantors in favor of the Trustee, granting certain liens in favor of the Trustee as collateral for the Notes.

Termination of Working Capital Credit Facility with Silicon Valley Bank

In connection with the Company’s revolving credit facility described above, the Company terminated its existing working capital credit facility with Silicon Valley Bank pursuant to the Amended and Restated Loan and Security Agreement dated as of March 12, 1998 between the Company and Silicon Valley Bank, as amended.

Item 2.03	Creation of a Direct Financial Obligation of Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby files the following exhibit:

10.1	Credit and Security Agreement, dated as of December 21, 2007, by and among, NetScout Systems, Inc., KeyBank National Association, as lead arranger, sole book runner and administrative agent, Silicon Valley Bank and Wells Fargo Foothill, LLC, as co-syndication agents, and Comerica Bank, as documentation agent, and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ David P. Sommers
David P. Sommers
Chief Financial Officer and Senior Vice President, General Operations

Date: December 28, 2007

EXHIBIT INDEX

Exhibit Number
10.1	Credit and Security Agreement, dated as of December 21, 2007, by and among, NetScout Systems, Inc., KeyBank National Association, as lead arranger, sole book runner and administrative agent, Silicon Valley Bank and Wells Fargo Foothill, LLC, as co-syndication agents, and Comerica Bank, as documentation agent, and the Lenders party thereto.